Exhibit 99.1

From:	DRYCLEAN USA. Inc.
290 NE 68 Street
Miami, FL 33138
Michael Steiner (305) 754-4551
Venerando Indelicato (813) 814-0722

DRYCLEAN USA, Inc. Announces Third Quarter Results

Company Reports Record Revenues for the Nine Month Period

Miami, FL – May 15, 2009, – DRYCLEAN USA, Inc. (NYSE Amex:DCU) today reported revenues and earnings for the nine and three month periods ended March 31, 2009. For the nine month period of fiscal 2009, revenues increased by 20.2% to a record $18,127,294 from $15,075,712 for the same period of fiscal 2008. Net earnings increased by 40.7% to $518,069 or $.07 per diluted share compared to net earnings of $368,228 or $.05 per diluted share for the same period of fiscal 2008.

For the third quarter of fiscal 2009, revenues increased by 10.0% to $5,162,829 from $4,694,188 in the comparable period of fiscal 2008. Net earnings for the period increased by 9.8% to $83,378 or $.01 per diluted share compared to $75,918 or $.01 per diluted share for the third quarter of fiscal 2008.

Venerando J. Indelicato, Chief Financial Officer of DRYCLEAN USA Inc., stated that “For the nine month period, the Company posted record revenues, although during this period new orders have trended lower as the economy continues to impact future orders due to reduced credit availability.” However, Mr. Indelicato indicated that the Company’s current backlog should be sufficient to keep shipments stable during the fourth quarter.

DRYCLEAN USA, Inc. through its subsidiaries is one of the nation’s leading distributors of industrial laundry, dry cleaning machines and steam boilers. Its subsidiary, DRYCLEAN USA License Corp, is one of the largest franchise and license operations in the dry cleaning industry in the United States, the Caribbean and Latin America.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements. Information concerning those factors are discussed in Company reports filed with the

Securities and Exchange Commission.

DRYCLEAN USA, Inc. and Subsidiaries

DRYCLEAN USA, Inc. and Subsidiaries (NYSE Amex:DCU)

Summary Unaudited Consolidated Statements of Income

	Nine months ended		Three months ended
	March 31,		March 31,
	2009	2008	2009	2008

Revenues	$18,127,294	$15,075,712	$5,162,829	$4,694,188

Earnings before income taxes	836,767	580,441	135,728	119,367
Provision for income taxes	318,698	212,213	52,350	43,449

Net earnings	$518,069	$368,228	$83,378	$75,918

Basic and diluted earnings per share	$.07	$.05	$.01	$.01

Weighted average shares outstanding:
Basic	7,033,875	7,034,307	7,033,791	7,034,307
Diluted	7,033,847	7,036,989	7,033,791	7,036,162